Exhibit 99.1

       Educational Development Corporation Announces Record March Revenues

    TULSA, Okla., April 1 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) announces that its March revenues were $3,077,600, an increase of 39% over March last year and the highest March revenues in the Company's history.

    The Home Business Division recorded a 50% increase in net revenues for the month of March 2004 when compared with March last year. Recruiting of new sales associates was up 109% for the month of March 2004 versus March last year.

    The Publishing Division's revenues increased 9% for the month of March 2004 when compared with March last year. This increase was achieved while industry wide book sales continue to slump.

    Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 6,000 retail stores and over the Internet. The Company offers over 1,300 different titles for children of all ages.



SOURCE  Educational Development Corporation
    -0-                             04/01/2004
    /CONTACT: Randall White, President of Educational Development Corporation, +1-918-622-4522/
    /Web site:  http://www.edcpub.com /
    (EDUC)

CO:  Educational Development Corporation
ST:  Oklahoma
IN:  REA BKS ECM
SU: